Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Spencer Hoffman
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8928
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS

OCC® Achieves Increases in Net Sales, Gross Profit, Gross Profit Margin and Net Income
in Fiscal 2023 Compared to Fiscal 2022

Roanoke, Va., December 20, 2023 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal year and its fourth quarter ended October 31, 2023.

Fiscal Year 2023 Financial Results

Consolidated net sales for fiscal year 2023 increased 4.5% to $72.2 million, compared to net sales of $69.1 million for fiscal year 2022. The Company achieved increases in net sales in its specialty markets in fiscal year 2023, compared to the prior year, but the increases were partially offset by decreases in its enterprise and wireless carrier markets.

The industry has experienced a softening of demand, particularly in the enterprise and carrier markets during the year, the Company noted. Despite this market volatility, OCC’s net sales increased during fiscal year 2023 as a result of OCC’s growth in its specialty markets and a substantial backlog/forward load at the beginning of fiscal 2023. During the first half of fiscal year 2023, the Company’s net sales increased 19.8%, while its net sales decreased 8.5% during the second half of fiscal year 2023, in both cases compared to the same periods during the prior fiscal year.

OCC’s gross profit increased 8.7% to $22.3 million in fiscal year 2023, compared to gross profit of $20.5 million in fiscal year 2022. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.9% in fiscal year 2023 compared to 29.7% for fiscal year 2022.

Optical Cable Corp. – Fourth Quarter 2023 Earnings Release

During the first half of fiscal year 2023, the Company’s gross profit margin was 35.1% compared to 28.7% in the first half of fiscal year 2022—demonstrating the Company’s operating leverage and production efficiencies at increased production volumes.

OCC’s gross profit margin tends to be higher when it achieves higher net sales due to its operating leverage, as was the case in the first half of fiscal year 2023, relative to the prior year. In addition to the positive impact of this operating leverage, OCC’s gross profit margin reflects increased production efficiency, specifically in the first half of fiscal 2023, as well as the impact of a more fully trained workforce. The Company’s gross profit margin is also reflective of product mix.

SG&A expenses increased 6.3% to $21.2 million during fiscal year 2023 compared to $20.0 million for fiscal year 2022. SG&A expenses as a percentage of net sales were 29.4% in fiscal year 2023, compared to 28.9% in fiscal year 2022. The increase in SG&A expenses was primarily the result of increases in employee and contracted sales personnel related costs.

OCC recorded net income of $2.1 million, or $0.26 per basic and diluted share, for fiscal year 2023, compared to a net loss of $347,000, or $0.05 per basic and diluted share, for fiscal year 2022. In addition to improved sales and gross profit, the Company’s results benefited from the gain on insurance proceeds received for damage to property and equipment totaling $2.2 million, which was recorded as other income, net on the Company’s statement of operations during fiscal year 2023.

Fourth Quarter 2023 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2023 decreased to $17.3 million, or 13.6%, compared to net sales of $20.1 million for the same period in the prior year, with decreased net sales in the Company’s enterprise market partially offset by increased net sales in its specialty markets.

Gross profit decreased 41.5% to $3.9 million in the fourth quarter of fiscal year 2023, compared to gross profit of $6.6 million for the same period in fiscal year 2022.

Gross profit margin decreased to 22.4% in the fourth quarter of fiscal year 2023 compared to 33.0% in the fourth quarter of fiscal year 2022. The Company experienced a reduction in gross profit margin during the fourth quarter of fiscal 2023 primarily as a result of inefficiencies experienced in its fiber optic cable manufacturing facility due to lower sales and resulting production levels, when compared to the same period in the prior year, as well as product mix.

SG&A expenses were $5.1 million in the fourth quarter of fiscal year 2023, compared to $5.2 million for the fourth quarter of fiscal year 2022. SG&A expenses as a percentage of net sales were 29.7% in the fourth quarter of fiscal 2023, compared to 25.9% in the prior year period.

For the fourth quarter of fiscal year 2023, OCC recorded a net loss of $1.3 million, or $0.17 per basic and diluted share, compared to net income of $1.2 million, or $0.15 per basic and diluted share, for the fourth quarter of fiscal year 2022.

Optical Cable Corp. – Fourth Quarter 2023 Earnings Release

Gain on Insurance Proceeds

During fiscal year 2023, the Company received insurance proceeds in connection with water damage that occurred at the Company’s Asheville office facilities at the end of December 2022. The impacted office space is separate from the Company’s manufacturing building, which houses the Company’s Asheville manufacturing operations. There was no significant impact to the Company’s operations as a result of the event.

Insurance proceeds received in excess of expenses incurred through October 31, 2023, a net total of $2.2 million, is included in other income (expense), net as gain on insurance proceeds, net on the Company’s consolidated statement of operations. To the extent the Company incurs expenses in future periods to restore, repair, or replace damaged assets, the Company may recognize offsetting losses in those future periods. At this time, the Company does not expect future restoration and repair costs to exceed any insurance proceeds.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During fiscal year 2023, we demonstrated the strength of OCC’s market position, the efficiencies generated by our operating leverage, and our ability to navigate volatile markets. Like other competitors in our industry, however, we experienced significant softening of demand in certain markets as fiscal year 2023 progressed—particularly in the enterprise and wireless carrier markets. We finished the fiscal year achieving net sales growth, gross profit growth, and gross profit margin improvement during fiscal year 2023, as OCC benefited from our strong market position, our market and product diversification, our focus on growth initiatives, and our substantial backlog/forward load at the beginning of fiscal year 2023.”

“Looking ahead to fiscal 2024, we continue to monitor changing market and macroeconomic trends, and believe we are prepared to make appropriate business adjustments as necessary. We are as focused as ever on driving growth, operating efficiently, and capitalizing on demand as we execute for our customers and end-users and generate value for our shareholders,” Mr. Wilkin said.

Conference Call Information

As previously announced, OCC will host a conference call today, December 20, 2023, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 445-7795 in the U.S. or (785) 424-1699 internationally, Conference ID: OCCQ423. For interested individuals unable to join the call, a replay will be available through Wednesday, December 27, 2023 by dialing (800) 839-4992 or (402) 220-2686. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

Optical Cable Corp. – Fourth Quarter 2023 Earnings Release

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2023 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2023	2022	2023	2022

Net sales	$17,329	$20,056	$72,174	$69,079
Cost of goods sold	13,455	13,433	49,880	48,568

Gross profit	3,874	6,623	22,294	20,511

SG&A expenses	5,145	5,189	21,221	19,960
Royalty expense, net	6	6	26	27
Amortization of intangible assets	14	14	54	51

Income (loss) from operations	(1,291)	1,414	993	473

Interest expense, net	(298)	(230)	(1,153)	(768)
Gain on insurance proceeds received for damage to property and equipment	247	—	2,199	—
Other, net	114	12	173	(27)
Other income (expense), net	63	(218)	1,219	(795)

Income (loss) before income taxes	(1,228)	1,196	2,212	(322)

Income tax expense	39	7	146	25

Net income (loss)	$(1,267)	$1,189	$2,066	$(347)

Net income (loss) per share:
Basic and diluted	$(0.17)	$0.15	$0.26	$(0.05)

Weighted average shares outstanding:
Basic and diluted	7,603	7,893	7,880	7,523

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Optical Cable Corp. – Fourth Quarter 2023 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2023	October 31, 2022
Cash	$1,469	$216
Trade accounts receivable, net	8,728	10,964
Inventories	23,766	19,439
Other current assets	1,075	577
Total current assets	35,038	31,196
Non-current assets	8,841	9,362
Total assets	$43,879	$40,558

Current liabilities	$7,768	$7,483
Non-current liabilities	11,389	10,915
Total liabilities	19,157	18,398
Total shareholders’ equity	24,722	22,160
Total liabilities and shareholders’ equity	$43,879	$40,558

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